Exhibit 1.1

4,704,000 Shares

VICAL INCORPORATED

Common Stock

PLACEMENT AGENCY AGREEMENT

October 11, 2005

PIPER JAFFRAY & CO.

U.S. Bancorp Center

800 Nicollet Mall

Minneapolis, Minnesota 55402

NEEDHAM & COMPANY, LLC

445 Park Avenue

3rd Floor

New York, New York 10022

RODMAN & RENSHAW, LLC

1270 Avenue of the Americas

16th Floor

New York, New York 10020

Ladies and Gentlemen:

Vical Incorporated, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions contained herein to issue and sell to certain investors (each an “Investor” and, collectively, the “Investors”), an aggregate of 4,704,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company directly to the Investors. The aggregate of 4,704,000 shares of Common Stock so proposed to be sold is hereinafter referred to as the “Shares.” The Company desires to engage Piper Jaffray & Co. as its lead placement agent (the “Lead Placement Agent”) and Needham & Company, LLC and Rodman & Renshaw, LLC, as its co-placement agents (the “Co-Placement Agents” and, collectively with the Lead Placement Agent, the “Placement Agents”) in connection with such issuance and sale. The Shares are more fully described in the Registration Statement (as hereinafter defined).

1. Agreement to Act as Placement Agents; Delivery and Payment. On the basis of the representations, warranties and agreements of the Company herein contained, and subject to all the terms and conditions of this Agreement:

(a) The Placement Agents agree to act as the Company’s exclusive placement agents in connection with the issuance and sale, on a best efforts basis, by the Company of the Shares to the Investors. Upon the occurrence of the Closing (as hereinafter defined), the Company shall pay to the Lead Placement Agent (to be divided after the Closing among all of the Placement Agents pursuant to a prior existing agreement among the Placement Agents) an aggregate of six percent (6.0%) of the total gross proceeds received by the Company from the sale of the Shares. The Company acknowledges and agrees that the Placement Agents’ engagement hereunder is not an agreement by the Placement Agents or any of their affiliates to underwrite or purchase any securities or otherwise provide any financing. Under no circumstances will the Placement Agents be obligated to purchase any Shares for their own accounts and, in soliciting purchases of Shares, the Placement Agents shall act solely as the Company’s agents and not as principals. Notwithstanding the foregoing, it is understood and agreed that the Placement Agents (or their affiliates) may, solely at their discretion and without any obligation to do so, purchase Shares as principals. The Co-Placement Agents hereby authorize the Lead Placement Agent to take such action on their behalf and to exercise such powers under this Agreement as are provided to the Lead Placement Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(b) Payment of the purchase price for, and delivery of, the Shares shall be made at a closing (the “Closing”) at the offices of Cooley Godward LLP, counsel for the Company, located at 4401 Eastgate Mall, San Diego, California 92121 at 7:00 a.m., local time, on the third or fourth business day (as permitted under Rule 15c6-1 under the Exchange Act) after the determination of the public offering price of the Shares (such time and date of payment and delivery being herein called the “Closing Date”). All such actions taken at the Closing shall be deemed to have occurred simultaneously.

(c) Concurrently with the execution and delivery of this Agreement, the Company, the Placement Agents and Lowenstein Sandler PC, as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement (the “Escrow Agreement”), pursuant to which an escrow account (the “Escrow Account”) will be established for the benefit of the Company and the Investors who desire to settle their purchase through the facilities of The Depository Trust Company’s DWAC system. Prior to the Closing, each such Investor shall deposit into the Escrow Account an amount equal to the product of (x) the number of Shares such Investor has agreed to purchase and (y) the purchase price per share as set forth on the cover page of the Prospectus (as defined below) (the “Purchase Amount”). The aggregate of such amounts is herein referred to as the “Escrow Funds”. On the Closing Date, the Escrow Agent will disburse the Escrow Funds to the Company and the Placement Agents as provided in the Escrow Agreement and the Company shall cause its transfer agent to deliver the Shares purchased by such Investors.

(d) Any Investor not settling its purchase of Shares pursuant to Section 1(c) above shall deposit its respective Purchase Amount into an account or accounts established with the Lead Placement Agent. On the Closing Date, the Lead Placement Agent shall, with respect to each such Investor, cause the Purchase Amount for such Shares to be wired from such accounts to an account designated by the Company in exchange for the delivery of such Investor’s Shares.

(e) The purchases of Shares by each of the Investors shall be evidenced by the execution of a Subscription Agreement in substantially the form attached hereto as Exhibit A

(collectively, the “Subscription Agreements”). The Shares shall be registered in such names and in such denominations as provided in the Subscription Agreements.

(f) Prior to the earlier of (i) the date on which this Agreement is terminated and (ii) the Closing Date, the Company shall not, without the prior written consent of the Lead Placement Agent, solicit or accept offers to purchase shares of its Common Stock or other equity or equity-linked securities of the Company (other than pursuant to the exercise of options or warrants to purchase shares of Common Stock or the settlement of delayed issuance stock purchase rights that are outstanding at the date hereof) otherwise than through the Lead Placement Agent.

2. Representations and Warranties of the Company. The Company represents and warrants to the Placement Agents as of the date hereof and as of the Closing Date, as follows:

(a) Registration Statement. The Company has filed in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and published rules and regulations thereunder (the “Rules and Regulations”) adopted by the Securities and Exchange Commission (the “Commission”) a “shelf” Registration Statement (as hereinafter defined) on Form S-3 (No. 333-107986), which was declared by the Commission to be effective under the Securities Act as of December 9, 2003 (the “Effective Date”) including a Base Prospectus, dated as of the Effective Date, relating to the Shares (the “Base Prospectus”), and such amendments and supplements thereto as may have been required to the date of this Agreement. The Company will next file with the Commission pursuant to Rule 424(b) under the Securities Act a final prospectus supplement to the Base Prospectus (a “Prospectus Supplement”) describing the Shares and the offering thereof, in such form as has been provided to or discussed with, and approved, by the Placement Agents.

The term “Registration Statement” as used in this Agreement means the registration statement, as amended at the time it became effective, including all exhibits, financial schedules and all documents and information deemed to be a part of the Registration Statement at the time of effectiveness pursuant to Rule 430A or 434(d) under the Securities Act. No stop order preventing or suspending the effectiveness of the Registration Statement has been issued and, to the Company’s knowledge, no proceeding for that purpose has been initiated or threatened by the Commission. If the Company has filed an abbreviated registration statement to register additional securities pursuant to Rule 462(b) under the Rules (the “462(b) Registration Statement”), then any reference herein to the Registration Statement shall also be deemed to include such 462(b) Registration Statement.

The Company, if required by the Rules and Regulations, proposes to file the Prospectus (as hereinafter defined) with the Commission pursuant to Rule 424(b) of the Rules and Regulations (“Rule 424(b)”). The term “Prospectus” as used in this Agreement means the Prospectus, in the form in which it is to be filed with the Commission pursuant to Rule 424(b), or, if the Prospectus is not to be filed with the Commission pursuant to Rule 424(b), the Prospectus in the form included as part of the Registration Statement at the time the Registration Statement became effective, except that if any revised prospectus or prospectus supplement shall be provided to the Placement Agents by the Company for use in connection with the offering and sale of the Shares which differs from the Prospectus (whether or not such revised prospectus or prospectus supplement is required to be filed by the Company pursuant to Rule 424(b)), the term “Prospectus” shall be deemed to include such revised prospectus or prospectus supplement, as the case may be, from and after the time it is first provided to the Placement Agents for such use. Any preliminary prospectus or prospectus subject to completion included in the Registration Statement or filed with the Commission pursuant to Rule 424 under the Act is hereafter called a “Preliminary Prospectus.” Any reference herein to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 (the “Incorporated Documents”) which were filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before the last to occur of the effective date of the Registration Statement, the date of the Preliminary Prospectus, or the date of the Prospectus, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include (i) the filing of any document under the Exchange Act after the effective date of the Registration Statement, the date of such Preliminary Prospectus or the date of the Prospectus, as the case may be, and on or before the Closing Date, which is incorporated therein by reference and (ii) any such document so filed. As used in this Agreement, the phrase “disclosed in” as it relates to information disclosed in any document includes any information included or incorporated by reference in such document.

(b) Registration Statement and Prospectus. On the Effective Date, the Registration Statement (and any post-effective amendment thereto), as amended or as supplemented if the Company shall have filed with the Commission any amendment or supplement to the Registration Statement, complied in all material respects with the requirements of the Securities Act and the Rules and Regulations, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Upon the filing or first delivery to the Investors of the Prospectus, as of the date hereof, and at the Closing Date, the Prospectus (as amended or as supplemented if the Company shall have filed with the Commission any amendment or supplement to the Registration Statement or the Prospectus) complied and will comply, in all material respects, with the requirements of the Securities Act and the Rules and Regulations and the Exchange Act and the rules and regulations of the Commission thereunder and did not at the Effective Date, does not as of the date hereof and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made, in the case of the Prospectus) not misleading. Notwithstanding the foregoing, none of the representations and warranties in this Section 2(b) shall apply to statements or omissions made in reliance upon, and in conformity with, information herein or otherwise furnished in writing by or on behalf of the Placement Agents to the Company expressly for inclusion in the Registration Statement or the Prospectus or any amendment or supplement thereto. The Incorporated Documents, at the time they became effective or were filed with the Commission, complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not distributed and will not distribute, prior to the completion of the distribution of the Shares, any offering material in connection with the offering and sale of the Shares, other than the Registration Statement and the Prospectus.

(c) Financial Statements. The financial statements, together with the related notes and schedules, of the Company included in the Registration Statement and the Prospectus, or incorporated by reference therein, as the case may be, present fairly the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply in all material respects with the Securities Act and the Rules and Regulations thereunder, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. No other financial statements or supporting schedules or exhibits are required by the Securities Act or the Rules and Regulations thereunder to be included in the Registration Statement or the Prospectus, or incorporated by reference therein, as the case may be.

(d) Independent Accountants. Deloitte & Touche LLP (the “Auditors”), whose report with respect to certain of the audited financial statements and schedules of the Company included in the Prospectus or the Registration Statement, or incorporated by reference therein, as the case may be, is, and during the periods covered by its reports, was an independent registered public accounting firm within the meaning of the Securities Act and the Rules and Regulations.

(e) Organization. The Company has been duly organized and is validly existing as a corporation and is in good standing (or the equivalent thereof, if any) under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing (or the equivalent thereof, if any) as a foreign corporation in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, and has all power and corporate authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified and in good standing or have such power or authority would not have, singularly or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company (a “Material Adverse Effect”). The Company has no subsidiaries.

(f) No Material Adverse Change. The Company has not sustained, since the date of the latest audited financial statements included in the Prospectus or the Registration Statement, or incorporated by reference therein, as the case may be, any material loss or interference with its business from fire, explosion, flood, terrorist act or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since such date, there has not been any change in the capital stock or long-term debt of the Company or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, general affairs, management, financial position, stockholders’ equity, results of operations or prospects of the Company, otherwise than as set forth in the Prospectus and the Registration Statement (a “Material Adverse Change”).

(g) Legal Proceedings. Except as set forth in the Registration Statement and the Prospectus, there is no legal or governmental proceeding pending to which the Company is a party or of which any property or assets of the Company is the subject which, singularly or in the aggregate, if determined adversely to the Company, would be likely to have a Material Adverse Effect or would prevent or adversely affect the ability of the Company to perform its obligations under this Agreement; and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(h) Due Authorization and Enforceability. The Company has the full right, power and corporate authority to enter into this Agreement and each of the Subscription Agreements and to perform and to discharge its obligations hereunder and thereunder; and each of this Agreement and each of the Subscription Agreements has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles, and except to the extent that the indemnification and contribution provisions of Section 7 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

(i) The Shares. The Shares to be issued and sold by the Company hereunder and under the Subscription Agreements have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein and therein, will be duly and validly issued, fully paid and nonassessable and free of any preemptive or similar rights. The Shares conform to the description thereof contained in the Registration Statement and the Prospectus.

(j) No Conflicts. The execution, delivery and performance of this Agreement and the Subscription Agreements by the Company and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, except for such breach, violation or default which would not reasonably be likely to have a Material Adverse Effect, nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any statute, law, rule or regulation, judgment, order or decree of any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets.

(k) No Consents Required. No consent, approval, authorization, filing with or order of or registration with, any court or governmental agency or body is required in connection with the transactions contemplated herein and in the Subscription Agreements, except such as have been obtained or made under the Securities Act or the Exchange Act and such as may be required under the securities, or blue sky, laws of any jurisdiction in connection with the offer and sale of the Shares by the Company in the manner contemplated herein and in the Prospectus.

(l) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement and the Prospectus, all of the issued and outstanding shares of Common Stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, have been issued in compliance with federal and state securities laws, and conform to the description thereof contained in the Registration Statement and the Prospectus. There are no outstanding options, warrants, or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company that have been granted by the Company other than those accurately described in the Registration Statement and the Prospectus. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, as described in the Registration Statement and the Prospectus accurately and fairly present the information required to be shown with respect to such plans, arrangements, options and rights.

(m) Title to Real and Personal Property. Except for equipment purchased with the proceeds from a line of credit with General Electric Capital Corporation, the Company has good and marketable title in fee simple to, or valid rights to lease or otherwise use, all items of real or personal property (other than Intellectual Property) which are material to the business of the Company, in each case free and clear of any lien, charge or encumbrance that would be likely to result in a Material Adverse Effect.

(n) Title to Intellectual Property. Except as set forth in the Prospectus, the Company owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Prospectus to be conducted. Except as set forth in the Prospectus, (a) there are no rights of third parties to any such Intellectual Property; (b) to the Company’s knowledge, there is no material infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (e) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and to the Company’s knowledge there are no other facts which would form a reasonable basis for any material claim; (f) to the Company’s knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding could be commenced against any patent or patent application described in the Prospectus as being owned by or licensed to the Company; and (g) the Company has taken all steps reasonably determined by the Company to be necessary to perfect its ownership of, other rights to or interest in the Intellectual Property.

(o) No Violation or Default. The Company is not (i) in violation of any provision of its charter or bylaws, (ii) in default in any respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, or condition of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or (iii) in violation in any respect of any statute, law, rule, regulation, ordinance, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, or any of its properties

(including, without limitation, those administered by the Food and Drug Administration of the U.S. Department of Health and Human Services (the “FDA”) or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA), except, with respect to clause (ii), any violations or defaults which, singularly or in the aggregate, would not have a Material Adverse Effect.

(p) Permits. The Company has made all filings, applications and submissions required by, and possesses all approvals, licenses, certificates, certifications, clearances, consents, exemptions, marks, notifications, orders, permits and other authorizations issued by, the appropriate federal, state or foreign regulatory authorities (including, without limitation, the FDA, and any other foreign, federal, state or local government or regulatory authorities performing functions similar to those performed by the FDA) necessary to conduct its businesses (collectively, “Permits”), except for such Permits which the failure to obtain would not have a Material Adverse Effect, and is in compliance in all material respects with the terms and conditions of all such Permits; all of such Permits held by the Company are valid and in full force and effect; there is no pending or, to the Company’s knowledge, threatened action, suit, claim or proceeding which may cause any such Permit to be limited, revoked, cancelled, suspended, modified or not renewed and the Company has not received any notice of proceedings relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated by the Registration Statement or the Prospectus.

(q) Taxes. The Company has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect, and except as set forth in the Prospectus) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, or except as set forth in the Prospectus.

(r) Listing. The Shares are registered under the Exchange Act and are duly listed and admitted and authorized for trading, subject to official notice of issuance, on the Nasdaq National Market (“Nasdaq”) and the Company has taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from Nasdaq, nor has the Company received any information suggesting that the Commission or the National Association of Securities Dealers, Inc. (“NASD”) is contemplating terminating or suspending such registration or listing.

(s) Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability of assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company on the one hand and the directors, officers, stockholders, customers or suppliers of the Company on the other hand which is required to be described in the Registration Statement and the Prospectus and which is not so described.

(u) No Registration Rights. Except as described in the Registration Statement and the Prospectus, no person or entity has the right to require registration of shares of Common Stock or other securities of the Company because of the filing or effectiveness of the Registration Statement or otherwise, except for persons and entities who have expressly waived such right or who have been given timely and proper notice and have failed to exercise such right within the time or times required under the terms and conditions of such right, and the Company is not required to file any registration statement for the registration of any securities of any person or register any such securities pursuant to any other registration statement filed by the Company under the Securities Act for a period of at least 90 days after the date hereof.

(v) Sarbanes-Oxley Act; Disclosure Controls. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), and the statements contained in any such certification are complete and correct. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act), and such controls and procedures are designed (i) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and (ii) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company does not have any material weaknesses in internal controls, and there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is otherwise in compliance in all respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated by the Commission.

(w) Compliance with Environmental Laws. The Company (i) is in compliance in all material respects with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse

Effect. The Company has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of medical wastes, toxic wastes, hazardous wastes or hazardous substances by the Company at, upon or from any of the property now or previously owned or leased by the Company in violation of any applicable Environmental Law which would require remedial action under any applicable Environmental Law, except for any violation or remedial action which would not cause, singularly or in the aggregate with all such violations and remedial actions, a Material Adverse Effect; there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or of any medical wastes, toxic wastes, hazardous wastes or hazardous substances due to or caused by the Company or with respect to which the Company had knowledge, except for any such spill, discharge, leak, emission, injection, escapes, dumpings or releases which would not cause or would not be reasonably likely to cause, singularly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings or releases, a Material Adverse Effect; and the terms “hazardous substances,” “toxic wastes,” “hazardous wastes” and “medical wastes” shall have the meanings specified in any applicable Environmental Laws. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

(x) Compliance with ERISA. The Company has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. No “prohibited transaction” (as defined in Section 406 of ERISA, or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) has occurred with respect to any employee benefit plan which would be likely to have a Material Adverse Effect. The Company has not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. Each “pension plan” (as defined in ERISA) for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would be likely to cause the loss of such qualification.

(y) No Labor Disputes. No labor problem or dispute with the employees of the Company exists or, to the Company’s knowledge, is threatened or imminent, which would be likely to have a Material Adverse Effect.

(z) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which it is engaged; all policies of insurance and fidelity or surety bonds insuring the Company and its business, assets, employees, officers and directors are in full force and effect; the Company is in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Company has not been refused any insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in the Prospectus.

(aa) No Stabilization. Neither the Company nor any of its officers, directors or, to the Company’s knowledge, its affiliates, has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which might in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

(bb) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will not become an “investment company” as defined in the Investment Company Act of 1940, as amended.

(cc) No Broker’s Fees. Other than as provided by this Agreement, the Company is not a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or the Placement Agents for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(dd) Contracts. There is no franchise, contract, lease, instrument or other document of a character required by the Securities Act or the Rules and Regulations to be described in the Registration Statement and the Prospectus, or to be filed as an exhibit to the Registration Statement, which is not described or filed as required, other than the contracts to be filed as exhibits to the Current Report on Form 8-K to be filed by the Company with the Commission on or about the first business day following the date hereof. All statements summarizing any franchises, contracts, leases, instruments or other documents or legal matters contained in the Registration Statement are accurate and complete in all material respects. No franchise, contract, lease, instrument or other document described in the Registration Statement and the Prospectus has been suspended or terminated for convenience or default by the Company or any of the other parties thereto, and the Company has not received notice or any other knowledge of any such pending or threatened suspension or termination by any of such other parties thereto, except, in either case, as described in the Registration Statement and the

Prospectus, and except for such pending or threatened suspensions or terminations that would not reasonably be likely to, singularly or in the aggregate, have a Material Adverse Effect.

The contracts described in the Company’s periodic reports on Forms 10-Q, 10-K, and 8-K as filed by the Company with the Commission or incorporated by reference therein that are material to the Company are in full force and effect on the date hereof, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts which would have a Material Adverse Effect, except in either case as described in the Prospectus.

(ee) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(ff) Foreign Corrupt Practices. Neither the Company nor any other person associated with or acting on behalf of the Company including, without limitation, any director, officer, agent or employee of the Company, has, directly or indirectly, while acting on behalf of the Company (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses, or received or retained any funds, relating to political activity; (ii) made any unlawful payment from corporate funds to, or received or retained any unlawful funds from, foreign or domestic government officials or employees or to or from foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment or received or retained any other unlawful funds.

(gg) Clinical Studies. The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company were and, if still pending, are being conducted in accordance with all statutes, laws, rules and regulations, as applicable (including, without limitation, those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA). The descriptions of the results of such studies and tests contained in the Registration Statement and the Prospectus are accurate and complete in all material respects and fairly present the published data derived from such studies and tests. The Company has not received any notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination or suspension of such studies or tests.

(hh) Code of Ethics. The Company has adopted a Code of Business Conduct and Ethics that establishes policies and procedures for the conduct of the Company’s business in a legal, ethical and responsible manner.

(ii) Regulatory Filings. The Company has not failed to file with the applicable regulatory authorities (including, without limitation, the FDA or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) any material required filing, declaration, listing, registration, report or submission; all such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable laws when filed and no deficiencies have been asserted by any applicable regulatory authority (including, without limitation, the FDA or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) with respect to any such filings, declarations, listings, registrations, reports or submissions.

(jj) Nasdaq Compliance. The Company has taken all necessary actions to ensure that, upon and at all times after the Nasdaq National Market shall have approved the Shares for inclusion, it will be in compliance with all applicable corporate governance requirements set forth in the Nasdaq National Marketplace Rules that are then in effect and is actively taking steps to ensure that it will be in compliance with other applicable corporate governance requirements set forth in the Nasdaq National Marketplace Rules not currently in effect upon and all times after the effectiveness of such requirements.

(kk) NASD Affiliations. There are no affiliations with the NASD among the Company’s officers, directors or, to the best of the knowledge of the Company, any five percent or greater stockholder of the Company, except as set forth in the Registration Statement or the Prospectus or otherwise disclosed in writing to the Placement Agents.

(ll) Corporate Records. All existing minute books of the Company, including all existing records of all meetings and actions of the board of directors (including, Audit, Compensation, Stock Plan, Nominating/Governance and other board committees) and stockholders of the Company from January 1, 2002 through the date of the latest meeting and action (collectively, the “Corporate Records”) have been made available to the Placement Agents and counsel for the Placement Agents. All such Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Corporate Records. There are no material transactions, agreements or other actions of the Company for the period covered by the Corporate Records that are not properly approved and/or recorded in the Corporate Records.

Any certificate signed by any officer of the Company and delivered to the Placement Agents or to counsel for the Placement Agents shall be deemed a representation and warranty by the Company to the Placement Agents as to the matters covered thereby.

3. Reserved.

4. Covenants. The Company covenants and agrees with the Placement Agents as follows:

(a) Effectiveness. The Registration Statement has become effective, and if Rule 430A under the Securities Act (“Rule 430A”) is used or the filing of the Prospectus Supplement is otherwise required pursuant to Rule 424(b), the Company shall prepare the Prospectus in a form approved by the Placement Agents and file such Prospectus pursuant to Rule 424(b) not later than the Commission’s close of business on the business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by the Rules and Regulations.

(b) Amendments or Supplements. The Company will not, during such period as the Prospectus would be required by law to be delivered in connection with sales of the Shares by the Placement Agents or a dealer in connection with the offering contemplated by this Agreement, file any amendment or supplement to the Registration Statement or the Prospectus, except as required by law, unless a copy thereof shall first have been submitted to the Placement Agents within a reasonable period of time prior to the filing thereof and the Placement Agents shall not have reasonably objected thereto in good faith.

(c) Notice to Placement Agents. The Company will notify the Placement Agents promptly, and will, if requested, confirm such notification in writing: (1) when any post-effective amendment to the Registration Statement becomes effective, but only during the period mentioned in Section 4(b); (2) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information relating to or in connection with the sale of the Shares, but only during the period mentioned in Section 4(b); (3) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any order directed at any Incorporated Document or any amendment or supplement thereto or any order preventing or suspending the use of the Prospectus or any amendment or supplement thereto, but only during the period mentioned in Section 4(b); and (4) of receipt by the Company of any notification with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction. If at any time during the period mentioned in Section 4(b) the Commission shall issue any order suspending the effectiveness of the Registration Statement in connection with the offering contemplated hereby, the Company will make every reasonable effort to obtain the withdrawal of any such order at the earliest possible moment. If the Company has omitted any information from the Registration Statement, pursuant to Rule 430A, it will use its best efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430A and to notify the Placement Agents promptly of all such filings.

(d) Ongoing Compliance of the Prospectus. If, at any time when a Prospectus relating to the Shares is required to be delivered under the Act, the Company becomes aware of the occurrence of any event as a result of which the Prospectus, as then amended or supplemented, would, in the reasonable judgment of counsel to the Company or counsel to the Placement Agents, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or the Registration Statement, as then amended or supplemented, would, in the reasonable judgment of counsel to the Company or counsel to the Placement Agents, include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, or if for any other reason it is necessary, in the reasonable judgment of counsel to the Company or counsel to the Placement Agents, at any time to amend or supplement the Prospectus or the Registration Statement to comply with the Securities Act or the Rules and Regulations, the Company will promptly notify the Placement Agents and, subject to Section 4(b) hereof, will promptly prepare and file with the Commission, at the Company’s expense, an amendment to the Registration Statement or an amendment or supplement to the Prospectus that corrects such statement or omission or effects such compliance and will deliver to the Placement Agents, without charge, such number of copies thereof as the Placement Agents may reasonably request in compliance with Section 4(e) below. The Company consents to the use of the Prospectus or any amendment or supplement thereto by the Placement Agents, and the Placement Agents agree to provide to each Investor, prior to the Closing, a copy of the Prospectus and any amendments or supplements thereto.

(e) Delivery of Copies. To deliver promptly to the Placement Agents and their counsel such number of the following documents as the Placement Agents shall reasonably request: (i) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits), (ii) so long as a prospectus relating to the Shares is required to be delivered under the Securities Act, as many copies of each Preliminary Prospectus or the Prospectus or any amendment or supplement thereto; (iii) any document incorporated by reference in the Prospectus (other than any such document that is filed with the Commission electronically via the Commission’s Electronic Data Gathering and Retrieval system (“EDGAR”) or any successor system) and (iv) all correspondence to and from, and all documents issued to and by, the Commission in connection with the registration of the Shares under the Securities Act. The Company will pay the expenses of printing or other production of all documents relating to the Offering.

(f) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the heading “Use of Proceeds”.

(g) Reports. During a period of three years commencing with the date hereof, the Company will furnish to the Placement Agents, copies of all periodic and special reports furnished to the stockholders of the Company and all information, documents and reports filed with the Commission, the NASD, Nasdaq or any securities exchange (other than any such information, documents and reports that are filed with the Commission electronically via EDGAR or any successor system).

(h) Blue Sky Compliance. The Company will promptly take from time to time such actions as the Placement Agents may reasonably request to qualify the Shares for offering and sale under the state securities, or blue sky, laws of such jurisdictions as the Placement Agents may reasonably request, provided, that in no event shall the Company be obligated to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to file a general consent to service of process in any jurisdiction or subject itself to taxation as doing business in any jurisdiction.

(i) Lock-Up Period. For a period of 90 days after the date hereof (the “Lock-Up Period”), the Company will not directly or indirectly, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, any securities convertible into or exercisable or exchangeable for Common Stock; or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Lead Placement Agent (which consent may be withheld in its sole discretion), other than (i) the Shares to be sold hereunder, (ii) securities issued pursuant to stock option plans, deferred compensation plans, restricted stock plans and employee stock purchase plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement; (iii) the issuance by the Company of any shares of Common Stock as consideration for mergers, acquisitions, other business combinations, or strategic alliances, occurring after the date of this Agreement; (iv) the offer, issuance or sale of any securities of the Company in exchange for any “underwater” options of the Company; or (v) the purchase or sale of the Company’s securities pursuant to, or the entry into or modification of, a plan, contract or instruction that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (other than the entry into or modification of such a plan, contract or instruction in such a manner as to cause the purchase or sale of the Company’s securities within the Lock-Up Period). Notwithstanding the foregoing, for the purpose of allowing the Placement Agents to comply with NASD Rule 2711(f)(4), if (1) during the last 17 days of the Lock-Up Period, the Company releases earnings results or publicly announces other material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless the Lead Placement Agent waives, in writing, such extension. The Company agrees not to accelerate the vesting of any in-the-money option or warrant or the lapse of any repurchase right prior to the expiration of the Lock-Up Period.

(j) Lock-Up Agreements. The Company will cause each of its executive officers and directors whose names are set forth on Exhibit C hereto to furnish to the Placement Agents, prior to the Closing Date, a letter, substantially in the form of Exhibit B hereto (the “Lock-Up Agreement”). The Company will enforce the terms of each Lock-Up Agreement and issue stop transfer instructions to the transfer agent for the Common Stock with respect to any transaction or contemplated transaction that would constitute a breach or default under the applicable Lock-Up Agreement.

(k) Press Releases. Prior to the Closing Date, the Company will not issue any press release or other communication directly or indirectly or hold any press conference with respect to the Company, its condition, financial or otherwise, or earnings, business affairs or business prospects (except for routine oral marketing communications in the ordinary course of business and consistent with the past practices of the Company and of which the Placement Agents are notified), without the prior written consent of the Lead Placement Agent, unless in the reasonable judgment of the Company and its counsel, and after notification to the Placement Agents, such press release or communication is required by law.

(l) Maintenance of Internal Procedures. The Company will maintain such controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the

Commission’s rules and forms and (ii) accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(m) Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares.

(n) Listing. The Company shall use its best efforts to cause the qualification of the Shares for quotation on the Nasdaq National Market at the time of the Closing.

5. Payment Of Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay or cause to be paid all costs and expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to costs and expenses of or relating to (i) the preparation, printing, filing, delivery, and shipping (including costs of mailing) of the Registration Statement (including each pre- and post-effective amendment thereto) and exhibits thereto, each Preliminary Prospectus, the Prospectus and any amendment or supplement to the Prospectus, (ii) the registration, issue, sale and delivery of the Shares including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Shares and the printing, delivery, and shipping of the certificates representing the Shares, (iii) all filing fees and fees and disbursements of the Placement Agents’ counsel incurred in connection with the registration or qualification of the Shares for offering and sale by the Company under the state securities or blue sky laws of such jurisdictions designated pursuant to Section 4(h), (iv) the fees and expenses of any transfer agent or registrar for the Shares, (v) fees, disbursements and other charges of counsel to the Company, (vi) if applicable, the filing fees of the NASD in connection with its review of the terms of the public offering and reasonable fees and disbursements of counsel for the Placement Agents in connection with such review (including all COBRAdesk fees), (vii) listing fees, if any, for the quotation of the Common Stock on the Nasdaq National Market, (viii) fees and disbursements of the Auditors incurred in delivering the letter(s) described in Section 6(h) of this Agreement, and (ix) the costs and expenses of the Company and the Placement Agents in connection with the marketing of the offering and the sale of the Shares to prospective investors related to any presentations or meetings undertaken in connection therewith including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged with the consent of the Company in connection with the road show presentations, and travel, lodging and other expenses incurred by the officers of the Company and any such consultants (but not the Placement Agents). It is understood, however, that except as provided in this Section 5, Section 7 entitled “Indemnification and Contribution” and Section 9(b), the Placement Agents shall pay all of their own expenses, including the fees and disbursements of its counsel.

6. Conditions of Placement Agents’ Obligations. The obligations of the Placement Agents hereunder are subject to the following conditions:

(a) (i) No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall be pending or threatened by any securities or other governmental authority (including, without limitation, the Commission), (ii) no order suspending the qualification or registration of the Shares under the securities or blue sky laws of any jurisdiction shall be in effect, (iii) any request for additional information on the part of the staff of any securities or other governmental authority (including, without limitation, the Commission) shall have been complied with to the satisfaction of the staff of the Commission or such other authorities and (iv) after the date hereof no amendment or supplement to the Registration Statement or the Prospectus shall have been filed unless a copy thereof was first submitted to the Placement Agents and the Placement Agents did not reasonably object thereto in good faith.

(b) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, (i) there shall not have been a Material Adverse Change, whether or not arising from transactions in the ordinary course of business, in each case other than as set forth in or contemplated by the Registration Statement or the Prospectus, and (ii) the Company shall not have sustained any loss or interference with its business from fire, explosion, storm, flood, act of war, terrorist act or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in or contemplated by the Registration Statement or the Prospectus, the effect of which, in any such case described in clauses (i) and (ii) above, is, in the judgment of the Lead Placement Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Shares on the terms and in the manner contemplated by the Prospectus.

(c) The Placement Agents shall not have discovered and disclosed to the Company on or prior to the Closing Date that (i) the Registration Statement, or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of the Placement Agents, is material, or omits to state any fact which, in the opinion of the Placement Agents, is material and is required to be stated therein or is necessary to make the statements therein not misleading, or (ii) the Prospectus, or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of the Placement Agents, is material, or omits to state any fact which, in the opinion of the Placement Agents, is material and is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each of the representations and warranties of the Company contained herein shall be true and correct at the Closing Date, as if made on such date, and all covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to the Closing Date shall have been duly performed, fulfilled or complied with.

(e) The Placement Agents and the Investors shall have received from Cooley Godward LLP, corporate counsel to the Company, such counsel’s written opinions, addressed to the Placement Agents and the Investors and dated the Closing Date, in form and substance reasonably satisfactory to the Placement Agents.

(f) The Placement Agents and the Investors shall have received from Sterne, Kessler, Goldstein & Fox, patent counsel to the Company, such counsel’s written opinion, addressed to the Placement Agents and the Investors and dated the Closing Date, in form and substance reasonably satisfactory to the Placement Agents.

(g) The Placement Agents shall have received from Lowenstein Sandler PC, such opinion or opinions, dated the Closing Date and addressed to the Placement Agents, covering such matters as are customarily covered in transactions of this type, and the Company shall have furnished to such counsel such documents as it requests for the purpose of enabling it to pass upon such matters.

(h) Concurrently with the execution and delivery of this Agreement, or, if the Company elects to rely on Rule 430A, on the date of the Prospectus, the Auditors shall have furnished to the Placement Agents a letter, dated the date of its delivery (the “Original Letter”), addressed to the Placement Agents and in form and substance reasonably satisfactory to the Placement Agents, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters. At the Closing Date, the Auditors shall have furnished to the Placement Agents a letter, dated the date of its delivery, which shall confirm, on the basis of a review in accordance with the procedures set forth in the Original Letter, that nothing has come to their attention during the period from the date of the Original Letter referred to in the prior sentence to a date (specified in the letter) not more than three days prior to the Closing Date which would require any change in the Original Letter if it were required to be dated and delivered at the Closing Date .

(i) The Placement Agents shall have received on the Closing Date a certificate, addressed to the Placement Agents and dated the Closing Date, of the chief executive or chief operating officer and the chief financial officer or chief accounting officer of the Company to the effect that:

(i) each of the representations, warranties and agreements of the Company in this Agreement were true and correct when made and are true and correct as of the Closing Date; and the Company has complied with all agreements and satisfied all the conditions on its part required under this Agreement to be performed or satisfied at or prior to the Closing Date;

(ii) to their knowledge, (A) no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceedings for that purpose shall be pending or threatened by any securities or other governmental authority (including, without limitation, the Commission), and (B) no order suspending the qualification or registration of the Shares under the securities or blue sky laws of any jurisdiction shall be in effect and no proceeding for such purpose shall be pending before or threatened or contemplated by any securities or other governmental authority.

(iii) the signers of said certificate have carefully examined the Registration Statement and the Prospectus, and any amendments thereof or supplements thereto (and any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus), and (A) as of its effective date, the Registration Statement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as of the Closing Date, the Prospectus, as amended or supplemented, does not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) no event has occurred as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein not untrue or misleading in any material respect; and

(iv) subsequent to the date of the most recent financial statements included or incorporated by reference in the Prospectus, there has been no change in the financial position or results of operation of the Company that would have a Material Adverse Effect, except as set forth in the Prospectus.

(j) The Shares shall have been approved for quotation on the Nasdaq National Market and listed and admitted and authorized for trading on the Nasdaq National Market, subject only to official notice of issuance. Satisfactory evidence of such actions shall have been provided to the Placement Agents.

(k) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Shares.

(l) The Company shall have prepared and filed with the Commission a Current Report on Form 8-K with respect to the transactions contemplated hereby, including as an exhibit thereto this Agreement and any other documents relating thereto.

(m) The NASD shall have raised no objection to the fairness and reasonableness of the placement agency terms and arrangements relating to the issuance and sale of the Shares.

(n) The Placement Agents shall have received copies of the executed Lock-Up Agreements executed by each person listed on Exhibit C hereto, and such Lock-Up Agreements shall be in full force and effect on the Closing Date.

(o) Prior to the Closing Date, the Company shall have furnished to the Placement Agents such further information, certificates or documents as the Placement Agents shall have reasonably requested.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agents. The Company will furnish the Placement Agents with such conformed copies of such opinions, certificates, letters and other documents as they shall reasonably request.

7. Indemnification and Contribution.

(a) Indemnification of the Placement Agents. The Company shall indemnify and hold harmless each Placement Agent, its officers, employees, representatives and agents and each person, if any, who controls each Placement Agent within the meaning of the Securities Act (collectively the “Placement Agent Indemnified Parties” and each a “Placement Agent Indemnified Party”) against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which that Placement Agent Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, is based upon or is in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto, (ii) the omission or alleged omission to state in the Registration Statement or the Prospectus or in any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any breach of the representations and warranties of the Company contained herein or (iv) any act or failure to act, or any alleged act or failure to act, by such Placement Agent in connection with, or relating in any manner to, the Shares or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i), (ii) or (iii) above; (provided that the Company shall not be liable in the case of any matter covered by this clause (iv) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such act or failure to act undertaken or omitted to be taken by such Placement Agent through its gross negligence or willful misconduct), and shall reimburse each Placement Agent Indemnified Party promptly upon demand for any legal or other expenses reasonably incurred by that Placement Agent Indemnified Party in connection with investigating or preparing to defend or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the Registration Statement or the Prospectus or any such amendment or supplement solely in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Placement Agent specifically for use therein. This indemnity agreement is not exclusive and will be in addition to any liability which the Company might otherwise have and shall not limit any rights or remedies which may otherwise be available at law or in equity to each Placement Agent Indemnified Party.

(b) Indemnification of the Company. Each Placement Agent, severally and not jointly, will indemnify and hold harmless the Company its officers, employees, representatives and agents, each of its directors and each person, if any, who controls the

Company within the meaning of the Securities Act (collectively the “Company Indemnified Parties” and each a “Company Indemnified Party”) against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company Indemnified Parties may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, is based upon or is in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of each Placement Agent specifically for use therein, or (iii) any act or failure to act, or any alleged act or failure to act, by such Placement Agent in connection with, or relating in any manner to, the Shares or the offering contemplated hereby to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such act or failure to act undertaken or omitted to be taken by such Placement Agent through its gross negligence or willful misconduct, and shall reimburse the Company Indemnified Parties for any legal or other expenses reasonably incurred by such parties in connection with investigating or preparing to defend or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action as such expenses are incurred; provided that the parties hereto hereby agree that such written information provided by or on behalf of the Placement Agents consists solely of the statements set forth under the heading “Plan of Distribution.” This indemnity agreement is not exclusive and will be in addition to any liability, which the Placement Agents and the Purchasers might otherwise have and shall not limit any rights or remedies which may otherwise be available at law or in equity to the Company Indemnified Parties. Notwithstanding the provisions of this Section 7(b), in no event shall any indemnity by the Placement Agents under this Section 7(b) exceed the total compensation received by such Placement Agents in accordance with Section 1(a).

(c) Notice and Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 7 except to the extent it has been materially prejudiced by such failure; and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 7. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel or (iii) the indemnifying party has failed to assume the defense of such action in accordance with the terms hereof and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties, which firm shall be designated in writing by the Placement Agents, if the indemnified parties under this Section 7 consist of any Placement Agent Indemnified Party, or by the Company if the indemnified parties under this Section 7 consist of any Company Indemnified Parties. Each indemnified party, as a condition of the indemnity agreements contained in Sections 7(a) and 7(b) shall use all reasonable efforts to cooperate with the indemnifying party in the defense of any such action or claim. Subject to the provisions of Section 7(d) below, no indemnifying party shall be liable for any settlement, compromise or consent to the entry of judgment in connection with any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action (other than a judgment entered with the consent of such indemnified party), the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) Reimbursement. If at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for reasonable fees and actual out-of-pocket expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by this Section 7 effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the request for reimbursement, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e) Contribution; Limitation on Liability. If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or 7(b), then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Placement Agents on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Placement Agents on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agents on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares purchased under this Agreement (before deducting expenses) received by the Company bears to the total compensation received by the Placement Agents with respect to the Shares purchased under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Placement Agents on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission; provided that the parties hereto agree that the written information furnished to the Company by the Placement Agents for use in the Prospectus consists solely of the statements set forth under the heading “Plan of Distribution.” The Company and the Placement Agents agree that it would not be just and equitable if contributions pursuant to this Section 7(e) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 7(e) shall be deemed to include, for purposes of this Section 7(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(e), the Placement Agents shall not be required to contribute any amount in excess of (x) the total price at which the Shares were offered and sold to the public, less (y) the amount of any damages which such Placement Agents have otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8. Representations and Agreements to Survive Delivery. All representations, warranties, and agreements of the Company herein or in certificates delivered pursuant hereto, and the agreements of the Placement Agents and the Company contained in Section 7 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agents or any controlling person thereof, or the Company or any of its officers, directors, or controlling persons and shall survive delivery of, and payment for, the Shares.

9. Termination.

(a) The Lead Placement Agent shall have the right to terminate this Agreement by giving notice as hereinafter specified at any time at or prior to the Closing Date, without liability on the part of the Placement Agents to the Company, if, prior to delivery and payment for the Shares (i) trading in securities generally shall have been suspended or materially limited or minimum or maximum prices shall have been generally established on NASDAQ, the

New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers Inc., the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade (each, a “Trading Market”); (ii) trading in the Common Stock of the Company shall have been suspended by the Commission or by NASDAQ, or trading of any other securities issued or guaranteed by the Company shall have been suspended on any Trading Market or in any over-the-counter market, (iii) a banking moratorium shall have been declared by federal, New York or California state authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred, (v) there shall have occurred any outbreak or escalation of hostilities or acts of terrorism within or outside the United States or there shall have been a declaration by the United States of a national emergency or war, (vi) any change in general economic, political or financial conditions in the United States or elsewhere or any other calamity or crisis shall have occurred, or (vii) there has been any Material Adverse Effect, if the effect of any such event specified in clause (v), (vi) or (vii), in the judgment of the Lead Placement Agent, makes it impractical or inadvisable to proceed with the completion of the sale of and payment for the Shares on the Closing Date on the terms and in the manner contemplated by this Agreement and the Prospectus. Any such termination shall be without liability of any party to any other party except that the provisions of Section 5, Section 7 and Section 12 hereof shall at all times be effective notwithstanding such termination.

(b) If this Agreement shall be terminated pursuant to any of the provisions hereof (other than a termination of the Placement Agents’ engagement pursuant to Section 9(a)), or if the sale of the Shares provided for herein is not consummated by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the Placement Agents’ obligations hereunder required to be fulfilled by the Company is not fulfilled, the Company will, subject to demand by the Placement Agents, reimburse the Placement Agents for all reasonable out-of-pocket disbursements (including reasonable fees and disbursements of counsel) incurred by the Placement Agents in connection with this Agreement and the proposed offering of the Shares.

10. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Lead Placement Agent, shall be delivered or sent by mail, telex or facsimile transmission to Piper Jaffray & Co., U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: James Martin, Esq. (Fax: 612-303-1410); if to the Co-Placement Agents, shall be delivered or sent by mail, telex or facsimile transmission to (i) Needham & Company, LLC, 445 Park Avenue, 3rd Floor, New York, New York 10022, Attention: Simon Gill (Fax: 212-751-1450) and (ii) Rodman & Renshaw, LLC, 1270 Avenue of the Americas, 16th Floor, New York, New York 10020 Attention: Edward Rubin (Fax: 212-356-0536); with a copy (which shall not constitute notice) to: Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020, Attention: Michael D. Maline, Esq. (Fax: 973-422-6873);

(b) if to the Company shall be delivered or sent by mail, telex or facsimile transmission to Vical Incorporated, 10390 Pacific Center Court, San Diego, California 92121, Attention: Vijay B. Samant (Fax: 858-646-1152), with a copy (which shall not constitute notice) to: Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121, Attention: Frederick T. Muto, Esq. (Fax: 858-550-6420). Any such notice shall be effective only upon receipt. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Placement Agents, the Company and their respective successors and assigns and the controlling persons, officers and directors referred to in Section 7. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation, other than the persons, firms or corporations mentioned in the preceding sentence, any legal or equitable remedy or claim under or in respect of this Agreement, or any provision herein contained. The term “successors and assigns” as herein used shall not include any purchaser of the Shares by reason merely of such purchase.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

13. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding of the agreement between the Company and the Placement Agents, kindly indicate your acceptance in the space provided for that purpose below.

Very truly yours,

VICAL INCORPORATED

By:	/s/ Vijay B. Samant
Name: Vijay B. Samant
Title: President and CEO

Accepted as of the date first above written:

PIPER JAFFRAY & CO.

By:	/s/ David W. Stadinski
Name: David W. Stadinski
Title: Principal

NEEDHAM & COMPANY, LLC

By:	/s/ Simon L. Gill
Name: Simon L. Gill
Title: Managing Director

RODMAN & RENSHAW, LLC

By:	/s/ Thomas G. Pinou
Name: Thomas G. Pinou
Title: Chief Financial Officer

Schedules and Exhibits

Exhibit A:	Form of Subscription Agreement

Exhibit B:	Form of Lock-Up Agreement

Exhibit C:	List of Directors and Executive Officers Executing Lock-Up Agreements

Exhibit A

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

Vical Incorporated

10390 Pacific Center Court

San Diego, California 92121

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

1. This Subscription Agreement is made as of the date set forth below between Vical Incorporated, a Delaware corporation (the “Company”), and the Investor.

2. The Company has authorized the sale and issuance to certain investors of up to 4,704,000 shares (the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”), for a purchase price of $4.80 per share (the “Purchase Price”).

3. Subject to execution by the Company and the Placement Agents (as defined in Annex I attached hereto) of the Placement Agreement (as defined in Annex I attached hereto) and delivery of a final prospectus, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the number of Shares of Common Stock set forth below for the aggregate purchase price set forth below. The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the offering is not being underwritten by the Placement Agents and that there is no minimum offering amount.

4. The manner of settlement of the Shares purchased by the Investor shall be determined by such Investor as follows (check one):

☐ A.	Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and released by Mellon Investor Services, LLC, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

PNC Bank New Jersey

ABA#: 031-207-607

Account Name: Lowenstein Sandler PC Attorney Trust Account

Account #: 8025720166

      – OR –

☐ B.	Delivery versus payment (“DVP”) through DTC (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth below and released by the Transfer Agent to the Investor at the Closing directly to the account(s) at the Lead Placement Agent (as defined in Annex I attached hereto) identified by the Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC). NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	NOTIFY THE LEAD PLACEMENT AGENT OF THE ACCOUNT OR ACCOUNTS AT THE LEAD PLACEMENT AGENT TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND

(II)	CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT THE LEAD PLACEMENT AGENT TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR.

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC OR DVP IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

5. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) it is not a, and it has no direct or indirect affiliation or association with any, NASD member or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the offering of the Shares, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

6. The Investor represents that it has received the prospectus, dated December 9, 2003, which is a part of the Company’s registration statement relating to the Shares, prior to or in connection with the receipt of this Agreement and confirms that it had full access to all filings made by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the SEC’s Electronic Data Gathering and Retrieval System, including the registration statement relating to the Shares, and that it was able to read, review, download and print each such filing.

Number of Shares: _________________________

Purchase Price Per Share: $___________________

Aggregate Purchase Price: $__________________

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: October 11, 2005

INVESTOR

By:

Print Name:

Title:

Address:

Agreed and Accepted this 11th day of October 2005:

VICAL INCORPORATED

By:

Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1. Agreement to Sell and Purchase the Shares; Placement Agents.

1.1 At the Closing (as defined in Section 2.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Shares set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Shares are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth thereon.

1.2 The Company may enter into substantially the same form of the accompanying Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares to them. These Terms and Conditions for Purchase of Shares and the accompanying Subscription Agreement are collectively referred to as the “Agreement.” The Company may accept or reject any one or more Subscription Agreements in its sole discretion.

1.3 Investor acknowledges that the Company intends to pay Piper Jaffray & Co. (the “Lead Placement Agent”) and Needham & Company, LLC and Rodman & Renshaw, LLC (together the “Co-Placement Agents” and, collectively with the Lead Placement Agent, the “Placement Agents”) a fee (the “Placement Fee”) in respect of the sale of Shares to the Investor.

1.4 The Company has entered into a Placement Agency Agreement (the “Placement Agreement”), dated October 11, 2005 with the Placement Agents that contains certain representations and warranties of the Company. The Company acknowledges and agrees that the Investor may rely on the representations and warranties made by it to the Placement Agents in Section 2 of the Placement Agreement to the same extent as if such representations and warranties had been incorporated in full herein and made directly to the Investor.

1.5 This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2. Closings and Delivery of the Shares and Funds.

2.1 Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at a place and time (the “Closing Date”) to be specified by the Company and the Placement Agents, and of which the Investor will be notified in advance by the Placement Agents in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended. At the Closing, (a) the Company shall cause the Transfer Agent to deliver to the Investor, the number of Shares set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.

2.2 (a) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Shares to the Investor shall be subject to: (i) the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page and (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

(b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Shares will be subject to the condition that the Placement Agents shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Shares that they have agreed to purchase from the Company.

2.3 Delivery of Funds.

(a) Delivery by Electronic Book-Entry at The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the following account designated by the Company and the Placement Agents pursuant to the terms of that certain Escrow Agreement (the “Escrow Agreement”) dated as of October 11, 2005, by and among the Company, the Placement Agents and Lowenstein Sandler PC (the “Escrow Agent”):

PNC Bank New Jersey

ABA#: 031-207-607

Account Name: Lowenstein Sandler PC Attorney Trust Account

Account #: 8025720166

Such funds shall be held in escrow until the Closing and delivered by the Escrow Agent on behalf of the Investor to the Company upon the satisfaction, in the sole judgment of the Placement Agents, of the conditions set forth in Section 2.2(b) hereof. The Placement Agents shall have no rights in or to any of the escrowed funds, unless the Placement Agents and the Escrow Agent are notified in writing by the Company in connection with the Closing that a portion of the escrowed funds shall be applied to the Placement Fee. The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 2.3 or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Investor acknowledges that the Escrow Agent acts as counsel to the Placement Agents, and shall have the right to continue to represent the Placement Agents, in any action, proceeding, claim, litigation, dispute, arbitration or negotiation in connection with the Offering, and Investor hereby consents thereto and waives any objection to the continued representation of the Placement Agents by the Escrow Agent in connection therewith based upon the services of the Escrow Agent under the Escrow Agreement, without waiving any duty or obligation the Escrow Agent may have to any other person.

(b) Delivery Versus Payment through The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall confirm that the account or accounts at the Lead Placement Agent to be credited with the Shares being purchased by the Investor have a minimum balance equal to the aggregate purchase price for the Shares being purchased by the Investor.

2.4 Delivery of Shares.

(a) Delivery by Electronic Book-Entry at The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing Mellon Investor Services, LLC, the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agents. Simultaneously with the delivery to the Company by the Escrow Agent of the funds held in escrow pursuant to Section 2.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

(b) Delivery Versus Payment through The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall notify the Lead Placement Agent of the account or accounts at the Lead Placement Agent to be credited with the Shares being purchased by such Investor. On the Closing Date, the Company shall deliver the Shares to the Investor directly to the account(s) at the Lead Placement Agent identified by Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC.

3. Representations, Warranties and Covenants of the Investor.

3.1 The Investor represents and warrants to, and covenants with, the Company that (a) it has received the Company’s prospectus for the Offering, (b) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, (c) it has, in connection with its decision to purchase the number of Shares set forth on the Signature Page, relied solely upon the registration statement, the prospectus, and any amendments or supplements thereto as filed by the Company with the Commission, and the representations and warranties of the Company referenced in Section 1.4 herein and has not relied upon any information provided by the Placement Agents in their capacity as Placement Agents for the Company, and (d) does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Shares.

3.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or any Placement Agent that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

3.3 The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4 The Investor understands that nothing in this Agreement, the prospectus or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

3.5 The Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which any of the Company or the Placement Agents first contacted the Investor about the potential sale of the Shares and (ii) the date that is the tenth (10th) trading day prior to the date of this Agreement, it has not engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities). Such Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. Each Investor agrees that it will not use any of the Shares acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 3b-3 of the Exchange Act and Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

4. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.

5. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:

(a) if to the Company, to:

Vical Incorporated

10390 Pacific Center Court

San Diego, California 92121

Attention: Vijay B. Samant

Facsimile: (858) 646-1152

with copies to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Frederick T. Muto, Esq.

Facsimile: (858) 550-6420

(b) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

6. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

7. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

8. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

9. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement.

11. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement, shall constitute written confirmation of the Company’s sale of Shares to such Investor.

12. Press Release. The Company and the Investor agree that the Company shall issue a press release announcing the transaction prior to the opening of the financial markets in New York City on the business day immediately after the date hereof.

13. Termination. In the event that the Placement Agreement is terminated by the Placement Agents pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

EXHIBIT A

VICAL INCORPORATED

INVESTOR QUESTIONNAIRE

Pursuant to Section 2.1 of Annex I to the Subscription Agreement, please provide us with the following information:

1. The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:

2. The relationship between the Investor and the registered holder listed in response to item 1 above:

3. The mailing address of the registered holder listed in response to item 1 above:

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5. Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained)

6. DTC Participant Number

7. Name of Account at DTC Participant being credited with the Shares

8. Account Number at DTC Participant being credited with the Shares

Exhibit B

Form of Lock-Up Agreement

LOCK-UP AGREEMENT

October     , 2005

Piper Jaffray & Co.

800 Nicollet Mall

Minneapolis, Minnesota 55402

Needham & Company, LLC

445 Park Avenue, 3rd Floor

New York, New York 10022

Rodman & Renshaw, LLC

1270 Avenue of the Americas, 16th Floor

New York, New York 10020

Ladies and Gentlemen:

The undersigned understands that you, as Placement Agents, propose to enter into a Placement Agency Agreement (the “Placement Agency Agreement”) with Vical Incorporated, a Delaware corporation (the “Company”), providing for the offering (the “Offering”) of shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Placement Agency Agreement.

In consideration of the foregoing, and in order to induce you to act as Placement Agents in the offering, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Lead Placement Agent (which consent may be withheld in its sole discretion), the undersigned will not, during the period beginning on the date hereof and ending on the date 90 days after the date of the final prospectus (including the final prospectus supplement) to be used in confirming the sale of the Shares (the “Final Prospectus”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, the undersigned agrees that, without the prior written consent of the Lead Placement Agent (which consent may be withheld in it sole discretion), it will not, during the period ending 90 days after the date of such Final

Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

Notwithstanding the foregoing, the restrictions set forth in clause (1) and (2) above shall not apply to (a) transfers (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) with the prior written consent of the Lead Placement Agent or (iv) effected pursuant to any exchange of “underwater” options with the Company, (b) the acquisition or exercise of any stock option, or the acquisition or settlement of any delayed issuance stock purchase right, issued pursuant to the Company’s existing stock incentive plan, including any exercise effected by the delivery of Shares of the Company held by the undersigned, or (c) the purchase or sale of the Company’s securities pursuant to, or the entry into or modification of, a plan, contract or instruction that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (other than the entry into or modification of such a plan, contract or instruction in such a manner as to cause the sale of the Company’s securities within the Lock-Up Period). For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. None of the restrictions set forth in this Lock-Up Agreement shall apply to Common Stock acquired in open market transactions.

For the purpose of allowing the Placement Agents to comply with NASD Rule 2711(f)(4), if (1) during the last 17 days of the Lock-Up Period, the Company releases earnings results or publicly announces other material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless the Lead Placement Agent waives, in writing, such extension.

The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of the Common Stock even if such Common Stock would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such Common Stock.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that, if the Company notifies you in writing that it will not proceed with the Offering, if the Placement Agency Agreement is not executed by December 31, 2005, or if the Placement Agency Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

[NAME OF OFFICER/DIRECTOR]

By:
Title:

Exhibit C

List of Directors and Executive Officers

Executing Lock-Up Agreements

Robert H. Campbell

R. Gordon Douglas, M.D.

M. Blake Ingle, Ph.D.

Gary A. Lyons

Robert C. Merton, Ph.D.

Vijay B. Samant

Jill M. Church

David C. Kaslow, M.D.